UNITED  STATES
               SECURITIES  AND  EXCHANGE  COMMISSION
                    WASHINGTON,  D.C.  20549

                            FORM  8-A

       FOR  REGISTRATION  OF  CERTAIN  CLASSES  OF  SECURITIES
            PURSUANT  TO  SECTION  12(b)  OR  (g)  OF  THE
                SECURITIES  EXCHANGE  ACT  OF  1934

                 Affiliated Resources Corporation
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     (Exact  name  of  registrant  as  specified  in  its  charter)

         Colorado                                           84-1045715
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  (State  of  incorporation)                              (I.R.S.  Employer
      or  organization                                  Identification  No.)

  3050 Post Oak Boulevard, Suite 1080
          Houston, Texas                                        77056

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(Address  of  principal  executive  offices)                   (Zip  Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]

If  this  Form  relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If  this  Form  relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities  Act  registration  statement file number to which this Form relates:
033-15097 (if applicable).

Securities  to  be  registered  pursuant  to  Section  12(b)  of  the  Act:

      Title  of  each  class                 Name  of  each  exchange  on  which
      to  be  so  registered                 each  class  is  to  be  registered

            None                                       N/A
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   --------------------------          ------------------------------------
   --------------------------          ------------------------------------

Securities  to  be  registered  pursuant  to  Section  12(g)  of  the  Act:

                   Common  Stock,  par  value  $0.003
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                        (Title  of  class)

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                        (Title  of  Class)


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         INFORMATION  REQUIRED  IN  REGISTRATION  STATEMENT

ITEM  1.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED.

     This registration statement relates to the registration with the Securities and Exchange Commission of shares of Common Stock, par value $0.003 (the "Common Stock"), of Affiliated Resources Corporation, a Colorado corporation (the "Registrant").

     As of July 25, 2000, there were 18,742,858 shares of common stock outstanding.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. Upon a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable too the common stock. All outstanding shares of common stock are fully paid and nonassessable.

ITEM  2.  EXHIBITS.

     The following documents are included as Exhibits to Registrant's prior filings with the Commission and are incorporated herein by this reference.

Exhibit        Description
No.

2 Asset Purchase Agreement by and between Swallen Investments Corporation and Synaptix Systems Corporation, dated May, 1997 (1)
2.1 Asset Purchase Agreement by and between Synaptix Systems Corporation and Mobilelink Communications, Inc., dated March 26, 1998 (2)
2.1.1 Modification Agreement by and between Synaptix Systems Corporation and Mobilelink Communications, Inc., dated (3)
2.2 Plan and Agreement of Reorganization between Synaptix Systems Corporation, CobolTexas, Inc., E. Lyle Flinn, Robert Burnside, Gabriel
      C. Cox, and  Robert  G.  Oliver,  dated  July  8,  1998  (4)
2.3 Contractor's Agreement between CobolTexas, Inc., and E. Lyle Flinn, Robert Burnside, Gabriel C. Cox and Robert G. Oliver, Jr. dated
      July 8, 1998 (4)
2.4 Stock Purchase Agreement by and among Synaptix Systems Corporation, a Colorado corporation, doing business as Affiliated Resources Corporation, Evans Systems, Inc., and Way Energy, Inc., dated October 30, 1998 (5)
2.4.1 Amendment No. 1 to Stock Purchase Agreement by and among Synaptix Systems Corporation, a Colorado corporation doing business as Affiliated Resources Corporation, Evans Systems, Inc., and Way Energy, Inc., dated December 29, 1998 (5)
2.4.2 Waiver  and  Second  Amendment to Stock Purchase Agreement dated March
      11,  1999  from  Evans  Systems,  Inc.  (5)
2.4.3 Waiver and Third Amendment to Stock Purchase Agreement dated April 26, 1999 (5)
2.5 Sale and Purchase Agreement by and among Seneca Energy Partners L.P. and its general partner Lonestar Investment Management L.L.C. and Affililiated Resources Corporation, dated December 27, 1999 (10)
3.1   Amendment  to  Articles  of  Incorporation  (6)
3.2 Restated Articles of Incorporation of the Company as filed with the Secretary of State of Colorado on January 13, 1999 (7)
3.3   Amended  Bylaws  (10)
4.1 Affiliated Resources Corporation 1997 Incentive and Non-Statutory Stock Option Plan, As Amended (7)
4.1.1 Form of Affiliated Resources Corporation Employee Stock Option Agreement (10)
4.1.2 Stock Option Agreement by and between Peter C. Vanucci and Affiliated Resources Corporation, dated May 20, 1998 (2)
4.1.2.(i) Stock Option Agreement by and between Peter C. Vanucci and Affiliated
       Resources  Corporation,  dated  January 3, 2000. (10)
4.1.3 Stock Option Agreement by and between Virginia M. Lazar and Affiliated Resources Corporation, dated May 20, 1998 (2)
4.1.4 Stock Option Agreement by and between Edward S. Fleming and Affiliated Resources Corporation, dated May 20, 1998 (2)
4.1.5 Stock Option Agreement by and between David L. Deerman and Affiliated Resources Corporation, dated March 30, 1999 (5)
4.1.6 Stock Option Agreement by and between Michael R. Bradle and Affiliated Resources Corporation, dated January 3, 2000 (10)
4.1.7 Stock Option Agreement by and between Barry Goverman and Affiliated Resources Corporation, dated February 9, 2000 (10)
4.1.8 Stock Option Agreement by and between Catherine A. Tamme and Affiliated Resources Corporation, dated February 7, 2000 (10)
4.1.9 Stock Option Agreement by and between Patricia A. Bodley and Affiliated Resources Corporation, dated September 15, 1999 (10)


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4.1.10 Stock  Option  Agreement  by  and  between  Edward  W.  Johnson  and
       Affiliated  Resources  Corporation,  dated  October  28,  1999 (10)
4.1.11 Stock Option Agreement by and between Lone Star Investment Management LLC and Affiliated Resources Corporation, dated December
       30,  1999 (10)
4.2.1 Amended Stock Option Agreement by and between Peter C. Vanucci and Affiliated Resources Corporation, dated December 31, 1999 (10)
4.2.2 Amended Stock Option Agreement by and between Edward S. Fleming and Affiliated Resources Corporation, dated December 31, 1999 (10)
4.2.3 Amended Stock Option Agreement by and between Virginia M. Lazar and Affiliated Resources Corporation, dated December 31, 1999 (10)
4.2.4 Amended Stock Option Agreement by and between David L. Deerman and Affiliated Resources Corporation, dated December 31, 1999 (10)
4.2.5 Amended Stock Option Agreement by and between Patricia A. Bodley and Affiliated Resources Corporation, dated December 31, 1999 (10)
10.1   Promissory  Note  by  and  between Affiliated Resources Corporation and
       Edward  W.  Johnson,  dated  October  28,  1999 (10)
10.2 Settlement Agreement and Release by an between Synaptix Systems Corporation and Alan W. Harvey (8)
10.3 Settlement Agreement and Release by an between Affiliated Resources Corporation and The Tiger Group LLC, and Matthew Hutchins and Daniel Gillett, collectively, dated September 22, 1999 (10)
10.3.1 Promissory Note by and betwee Affiliated Resources Corporation and The Tiger Group LLC, and Matthew Hutchins and Daniel Gillett, collectively, dated September 22, 1999 (10)
10.3.2 Bill of Sale by and between Affiliated Resources Cororation and The Tiger Group, LLC, dated September 22, 1999 (10)
10.4 Lease agreement by and between 4849 Greenville Partners and Synaptix Systems Corporation d.b.a. Affiliated Resources Corporation, dated September 15, 1999 (10)
10.5 Agreement between The London Manhattan Company and Affiliated Resources Corporation, its subsidiaries, agents, affiliates, successors and assigns in connection with investment banking services provided by The London Manhattan Company to Affiliated Resources Corporation, dated September 21, 1999 (10)
10.5.1 Agreement for Services by and between ComVest International Incorporated and Affiliated Resources Corporation, dated January 19, 2000 (10)
10.6 Legal and Consultation Services Agreement by and between Michalk, Beatty & Alcozer, PLLC, effective as of January 18, 2000 (10)
10.7.1 Computer Consultant Agreement between Christopher Landrum and Affiliated Resources Corporation, dated January 18, 2000 (10)
10.7.2 Computer Consultant Agreement between RD Technology, Inc. and Affiliated Resources Corporation, dated January 18, 2000 (10)
10.8 Distribution and Compensation Agreemen by and between RTB Ventures, Inc. and Affiliated Resources Corporation, dated August 31, 1999 (9)
10.9 Employment Agreement by and between Virginia M. Lazar and Affiliated Resources Corporation, dated December 30, 1998 (10)
10.10 Employment Agreement by and between Patricia A. Bodley and Affiliated Resources Corporation, dated September 15, 1999 (10)


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10.11  Employment  Agreement  by  and between Peter C. Vanucci and Affiliated
       Resources  Corporation,  dated  January  3  2000 (10)
10.12 Employment Agreement by and between Michael R. Bradle and Affiliated Resources Corporation, dated January3, 2000 (10)
10.13 Employment Agreement by and between Catherine Tamme and Affiliated Resources Corporation, dated February 7, 2000 (10)
10.14 Employment Agreement by and between Barry Goverman and Affiliated Resources Corporation, dated February 7, 2000 (10)
17     Resignation  Letter  of  Mark  F.  Walz  (2)
17.1   Resignation  Letter  of  Edward  F.  Feigha  (5)
__________________________________________

(1) Incorporated herein by reference in Registrant's Report on Form 10-KSB for the year ended June 30, 1997, dated October 31, 1997.

(2) Incorporated herein by reference in Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1998, dated May 26, 1998.

(3) Incorporated herein by reference in Registrant's Report on Amendment No. 2 to Form 10-KSB for the year ended June 30, 1998, dated November 16, 1998.

(4) Incorporated herein by reference in Registrant's Report on Form 8-K, dated August 3, 1998.

(5) Incorporated herein by reference in Registrant's Report on Form 10-KSB for the transition period July 1, 1998 to December 31, 1998, dated August 6, 1999.

(6) Incorporated herein by reference in Registrant's Report on Form 14A, dated December 30, 1996.

(7) Incorporated herein by reference in Registrant's Report on Form 14A, dated November 16, 1998.

(8) Incorporated herein by reference to Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1997, dated October 31, 1997.

(9) Incorporated herein by reference to Registrant's Quarterly Report on Form 10-QSB for the period September 30, 1999, dated November 18, 1999.

(10) Incorporated herein by reference to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999, dated May 17, 2000.


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                           SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        Affiliated Resources Corporation
                                        (Registrant)

Dated:  July 26,  2000                   /s/  Peter C. Vanucci

                                        Peter C. Vanucci, Chairman of the Board
                                        and Chief Executive Officer


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